Exhibit 21

Subsidiaries of the Registrant

CASI Pharmaceuticals (Beijing) Co., Ltd. (also known as CASI (Beijing) Biopharmaceuticals Technology Co., Ltd.), a company of limited liability, incorporated and existing under the laws of the People’s Republic of China

Beijing Zhongbai Biotechnology Co., Ltd. (also known as Beijing Zhongbio Therapeutics, Ltd.), a company of limited liability, incorporated and existing under the laws of the People’s Republic of China

Miikana Therapeutics, Inc., incorporated in Delaware